Exhibit 3.1

NEW MEDIA TRADER, INC.

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

This Right of First Refusal and Co-Sale Agreement (this “Agreement”) is made and entered into as of July 12, 2014 by and among New Media Trader, Inc., a Delaware corporation (the “Company”), the individuals and entities listed on Exhibit A attached hereto (each, an “Investor,” and collectively, the “Investors”) and the individuals listed on Exhibit B attached hereto (each, a “Key Holder,” and collectively, the “Key Holders”).

RECITALS

A. The Key Holders currently own capital stock issued by the Company.

B. The Investors intend to purchase from the Company shares of its Series A Preferred Stock (the “Preferred Stock”) pursuant to the Series A Preferred Stock Purchase Agreement between the Company and the Investors dated of even date herewith (the “Series A Purchase Agreement”).

C. In consideration for the Investors’ investments in the Company, the Investors, the Company and the Key Holders have agreed to enter into this Agreement.

Therefore, the parties agree as follows:

1. Certain Definitions. For purposes of this Agreement, the following terms have the following meanings:

1.1 “Days” means calendar days.

1.2 “Eligible Investors” shall mean Investors who or which, at the time in question, hold at least 200,000 shares of Common Stock (as may be adjusted from time to time for stock splits, recapitalizations and the like) issued or issuable upon conversion of outstanding Preferred Stock.

1.3 “Common Stock” means shares of Common Stock of the Company, $0.0001 par value per share.

1.4 “Co-Sale Share” means, as to each Eligible Investor’s Right of Co-Sale, the percentage determined by dividing (i) the number of shares of Stock held by the Eligible Investor by (ii) the number of shares of Stock held by the Seller and all Eligible Investors participating in the Right of Co-Sale pursuant to Section 4 hereof.

1.5 “IPO” means the Company’s sale of its Common Stock in a bona fide, firm commitment underwriting pursuant to a registration statement filed with the Securities Exchange Commission, with aggregate proceeds to the Company of at least $5,000,000 and a per share price to the public of at least $0.33.

1.6 “Offered Stock” means all Stock proposed to be Transferred by the Seller.

1.7 “Right of Co-Sale” means the right of co-sale provided to the Eligible Investors in Section 3.6 of this Agreement.

1.8 “Right of First Refusal” means the right of first refusal provided to the Company and the Eligible Investors in Section 3 of this Agreement.

1.9 “Seller” means any Key Holder proposing to Transfer Stock.

1.10 “Stock” means and includes all Common Stock and Preferred Stock of the Company.

1.11 “Transfer” means and includes any sale, assignment, encumbrance, hypothecation, pledge, conveyance in trust, gift, transfer by bequest, devise or descent, or other transfer or disposition of any kind, including but not limited to transfers to receivers, levying creditors, trustees or receivers in bankruptcy proceedings or general assignees for the benefit of creditors, whether voluntary or by operation of law, directly or indirectly, except:

(a) any bona fide pledge made pursuant to a bona fide loan transaction that creates a mere security interest if the pledgee executes a counterpart copy of this Agreement and becomes bound thereby as a Key Holder, in the event that and to the extent that such pledgee ever acquires ownership of such shares;

(b) any transfers of Stock by a Seller to the Seller’s spouse, ex-spouse, domestic partner, lineal descendant or antecedent, father, mother, brother or sister of the Seller, the adopted child or adopted grandchild of the Seller, or the spouse or domestic partner of any child, adopted child, grandchild or adopted grandchild of the Seller, or to a trust or trusts for the exclusive benefit of the Seller or those members of the Seller’s family specified in this Section 1.11(b) or transfers of Stock by the Seller by devise or descent; provided, that, in all cases, the transferee or other recipient executes a counterpart copy of this Agreement and becomes bound thereby as was the Seller;

(c) any bona fide gift, provided that the Seller shall inform the recipient of such gift prior to effecting it and provided that the pledgee, transferee or donee or other recipient executes a counterpart copy of this Agreement and becomes bound thereby as was the Seller;

(d) by operation of law; or

(e) any transfer to the Company or an Eligible Investor pursuant to the terms of this Agreement.

2. Restrictions on Transfer.

2.1 General. Before Seller may Transfer any Stock (or securities convertible into Stock) held by Seller as of the date hereof (as set forth on the signature page hereto and as adjusted for any stock dividends, stock splits, recapitalizations and the like) (the “Shares”), the Company or its assignee(s) and the Eligible Investors shall have a Right of First Refusal to purchase the Shares on the terms and conditions set forth herein.

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2.2 Notice of Proposed Transfer. Prior to the Seller Transferring any of his or her Shares, the Seller shall deliver to the Company and the Eligible Investors a written notice (the “Transfer Notice”) stating: (a) the Seller’s bona fide intention to sell or otherwise Transfer such shares (the “Offered Shares”); (b) the name, address and phone number of each proposed purchaser or other transferee (“Proposed Transferee”); (c) the aggregate number of Offered Shares to be Transferred to each Proposed Transferee; (d) the bona fide cash price or other consideration for which the Seller proposes to Transfer the Offered Shares (the “Offered Price”); (e) each Eligible Investor’s right to exercise either its Right of First Refusal or its Right of Co-Sale (but not both rights) with respect to the Offered Shares; and (f) a deadline, consistent with the terms of this Agreement, within which the Company and Eligible Investors must exercise such rights.

3. Right of First Refusal.

3.1 Exercise by the Company. The Company has the Right of First Refusal to purchase all or any portion of the Offered Stock, if the Company gives written notice of the exercise of such right to the Seller within thirty (30) days (the “Initial Refusal Period”) after the last date on which the Transfer Notice is, pursuant to Section 9.1 hereof, deemed to have been delivered to the Company or an Eligible Investor, as the case may be.

3.2 Initial Exercise by the Eligible Investors. Subject to the limitations of this Section 3.2, concurrently with the Company, the Eligible Investors and their affiliated assignees have the Right of First Refusal to purchase all or any part of the Offered Stock; provided that each Eligible Investor so electing gives written notice of the exercise of such right to the Seller within the Initial Refusal Period. If the Seller has received written confirmation from the Company regarding its exercise of its Right First Refusal prior to the termination of the Initial Refusal Period, the shares for which the Eligible Investors may exercise their Rights of First Refusal shall be correspondingly reduced. To the extent that the Company elects not to purchase all of the Offered Stock, such remaining stock shall be allocated to the Eligible Investors (the “Remaining Shares”). To the extent that the aggregate number of shares that the Eligible Investors desire to purchase exceeds the Remaining Shares, each Eligible Investor will be entitled to purchase a fraction of the Remaining Shares, the numerator of which shall be the number of shares of Common Stock (assuming conversion of all securities then outstanding that are convertible into Common Stock) owned by such Eligible Investor on the date of the Transfer Notice and the denominator of which shall be the number of shares of Stock held by all Eligible Investors exercising their Right of First Refusal. Within five (5) days after the expiration of the Initial Refusal Period, the Seller will give written notice to the Company and each Eligible Investor specifying the number of shares of Offered Stock that was subscribed by the Eligible Investors exercising their Rights of First Refusal (the “Confirmation Notice”). The Confirmation Notice shall specify the number of shares to be purchased by the Company and those Eligible Investors who are exercising their Right of First Refusal. It shall also specify the number of shares not purchased, if any, under Sections 3 and 3.2 hereof and list each Participating Investor’s (as defined in Section 3.3 hereof) share of any Remaining Shares. This Right of First Refusal shall not apply with respect to Offered Stock sold by Eligible Investors under the Right of Co-Sale.

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3.3 Subsequent Exercise by the Eligible Investors. Each Eligible Investor electing to exercise its right to purchase at least its full pro rata share of the Remaining Shares under Section 3.2 hereof (a “Participating Investor”) shall have a right of reallotment such that if, after the Company and the Eligible Investors exercise their respective Rights of First Refusal, there remain any Offered Shares that are not purchased by the Company or the Eligible Investors within the Initial Refusal Period, then each such Participating Investor may elect to purchase all (or any portion of) such Participating Investor’s pro rata share of the Remaining Shares not previously purchased. For the purpose of the preceding sentence, each Participating Investor’s pro rata share shall be a fraction of the Remaining Shares not previously purchased, the numerator of which shall be the number of shares of Common Stock (assuming conversion of all securities then outstanding that are convertible into Common Stock) owned by such Participating Investor on the date of the Transfer Notice and the denominator of which shall be the total number of shares of Common Stock (assuming conversion of all securities then outstanding that are convertible into Common Stock) held by all Participating Investors on the date of the Transfer Notice. Each Eligible Investor exercising its right pursuant to this Section 3.3 shall do so by giving written notice to the Seller within seven (7) days after the expiration date of the Initial Refusal Period (the “Subsequent Refusal Period”).

3.4 Purchase Price. The purchase price for the Offered Stock to be purchased by the Company or by an Eligible Investor exercising its Right of First Refusal under this Agreement will be the Offered Price, and will be payable as set forth in Section 3.4(a) hereof. If the Offered Price includes consideration other than cash, the cash equivalent value of the non-cash consideration will be determined by the Board of Directors of the Company in good faith, which determination will be binding upon the Company, each Eligible Investor and the Seller, absent fraud or error.

(a) Payment. Payment of the purchase price for the Offered Stock purchased by the Company or by an Eligible Investor exercising its Right of First Refusal will be made within ten (10) days after the later of (i) the delivery of the Confirmation Notice or (ii) where applicable, the end of the Subsequent Refusal Period. Payment of the purchase price will be made, at the option of the Company or the exercising Eligible Investor, (x) in cash (by check), (y) by cancellation of all or a portion of any outstanding indebtedness of the Seller to the Company or the Eligible Investor, as the case may be, or (z) by any combination of the foregoing.

3.5 Rights as a Stockholder. If the Company or any Eligible Investor exercises its Right of First Refusal to purchase any portion of the Offered Stock, then, upon the date that the notice of such exercise by the Company or any Eligible Investor is deemed delivered to the Seller pursuant to Section 9.1 hereof, the Seller will have no further rights as a holder of such portion of the Offered Stock except the right to receive payment for such Offered Stock from the Company or the Eligible Investor(s), as the case may be, in accordance with the terms of this Agreement, and the Seller will forthwith cause all certificate(s) evidencing such Offered Stock to be surrendered for Transfer to the Company or the Eligible Investor, as the case may be.

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3.6 Seller’s Right to Transfer. If the Company and each Eligible Investor have not elected to purchase all or any portion of the Offered Stock, then, with respect to that portion of Offered Stock that will not be purchased by the Company or the Eligible Investors pursuant to Section 3 hereof, the Right of First Refusal shall not apply to such Transfer, and the Seller may Transfer such portion of the Offered Stock which the Company and the Eligible Investors have not elected to purchase to any person named as a purchaser or other Transferee in the Transfer Notice, at the Offered Price or at a higher price; provided that such Transfer shall still be subject to the Eligible Investors’ Right of Co-Sale as defined in Section 4; provided further that such Transfer (i) is consummated within ten (10) days after the end of the Subsequent Refusal Period, (ii) is on terms no more favorable than the terms proposed in the Transfer Notice and (iii) is in accordance with all the terms of this Agreement. If the Offered Stock is not so Transferred during such ten (10) day period, then the Seller may not Transfer any of such Offered Stock without complying again in full with the provisions of this Agreement.

4. Right of Co-Sale.

4.1 Exercise by the Eligible Investors. To the extent that the Company and the Eligible Investors do not exercise their respective Rights of First Refusal with respect to the Offered Shares or the Remaining Shares, as applicable, pursuant to Section 3 hereof, then each Eligible Investor who has not exercised its right in Sections 3.2 and 3.3, as the case may be (a “Co-Sale Eligible Investor”), that notifies Seller in writing within ten (10) days after the later of (1) the end of the Subsequent Refusal Period or (2) delivery of the Confirmation Notice, as applicable (the “Initial Co–Sale Period”) shall have the right to participate in such sale of Shares on the same terms and conditions as specified in the Transfer Notice. The Co-Sale Eligible Investor shall indicate the number of shares of Stock it then holds that it wishes to sell pursuant to this Section 4.1 (the “Selling Investor Shares”). To the extent that one or more of the Eligible Investors exercises such a right of participation as described in this Section 4.1 (a “Selling Investor” for purposes of this Section 4), the number of Shares that the Seller may sell in the Transfer shall be correspondingly reduced. To the extent that the aggregate number of shares that the Selling Investors desire to sell exceeds the product of (x) those Shares for which the Company and the Eligible Investors did not exercise their respective Rights of First Refusal and (y) a fraction, the numerator of which is the sum of all the shares of Stock (assuming conversion of all securities then outstanding that are convertible into Common Stock) held by all Selling Investors and the denominator of which is the sum of all of the shares of Stock (assuming conversion of all securities then outstanding that are convertible into Common Stock) held by all Co-Sale Eligible Investors and the Seller, then the number of shares that each Selling Investor may sell under this Section 4.1 shall be reduced pro rata according to each Selling Investor’s Co-Sale Share. If, after the end of the Initial Co-Sale Period, any Co-Sale Eligible Investors decline to participate in sales under this Section 4, then, within five (5) days after the Initial Co-Sale Period, the Seller will notify the Selling Investors of the extent to which other Co-Sale Eligible Investors declined to exercise their Co-Sale Right (the “Co-Sale Notice”). The Selling Investors shall within ten (10) days after the end of the Initial Co-Sale Period (the “Subsequent Co-Sale Period”) notify Seller of the additional shares that such Selling Investor wishes to sell. If the aggregate amount of shares proposed to be sold by Selling Investors under this Subsequent Co-Sale Period exceeds the number of shares stated in the Co-Sale Notice, the number of shares that each Selling Investor may sell under this Subsequent Co-Sale Period shall be reduced pro rata according to each Selling Investor’s Co-Sale Share. The sale of the Stock shall occur within twenty-five (25) days from the beginning of the Initial Co–Sale Period (the “Closing”). This Right of Co-Sale shall not apply with respect to Offered Stock sold or to be sold to Eligible Investors or the Company under the Right of First Refusal.

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4.2 Consummation of Co-Sale. A Selling Investor may exercise the Right of Co-Sale by delivering to the Seller at or before the Closing, one or more certificates, properly endorsed for Transfer, representing a number of shares not to exceed the number of shares to which Selling Investor is entitled in Section 4.1, representing such Stock to be Transferred by the Seller on behalf of the Selling Investor. If the Selling Investor does not hold a certificate in that series, class or type of stock representing the number of securities to be sold by such Selling Investor pursuant to this Section 4, then the Company shall promptly issue a certificate representing the proper number of shares to be sold pursuant to this Right of Co-Sale. Following the Closing, the Company shall deliver a certificate for the remaining balance of the securities held by the Selling Investor, if any, to such Selling Investor. At the Closing, such certificates or other instruments will be Transferred and delivered to the Transferee as set forth in the Transfer Notice in consummation of the Transfer of the Offered Stock pursuant to the terms and conditions specified in the Transfer Notice, and the Seller will remit, or will cause to be remitted, to each Selling Investor, within ten (10) days after such Closing, that portion of the proceeds of the Transfer to which each Selling Investor is entitled by reason of each Selling Investor’s participation in such Transfer pursuant to the Right of Co-Sale.

5. Multiple Series, Class or Type of Stock. If the Offered Stock consists of more than one series, class or type of Stock, the Seller has the right to Transfer hereunder each such series, class or type; provided that if, as to the Right of Co-Sale, a Selling Investor does not hold any of such series, class or type, and the Proposed Transferee is not willing, at the Closing, to purchase some other series, class or type of Stock from such Selling Investor, or is unwilling to purchase any Stock from such Selling Investor at the Closing, then such Selling Investor will have the put right (the “Put Right”) set forth in Section 6.1 hereof.

6. Refusal to Transfer: Put Right.

6.1 Refusal to Transfer. Any attempt by any Seller to Transfer any Stock in violation of any provision of this Agreement will be void. The Company will not be required (a) to transfer on its books any Stock that has been sold, gifted or otherwise Transferred in violation of this Agreement, or (b) to treat as owner of such Stock, or to accord the right to vote or pay dividends to any purchaser, donee or other transferee to whom such Stock may have been so Transferred.

6.2 Put Right. If a Seller Transfers any Stock in contravention of the Eligible Investors’ Right of Co-Sale under this Agreement (a “Prohibited Transfer”), or if the Proposed Transferee of Offered Stock desires to purchase a class, series or type of stock offered by the Seller but not held by an Eligible Investor or the Proposed Transferee is unwilling to purchase any Stock from an Eligible Investor, such Eligible Investor may, by delivery of written notice to such Seller (a “Put Notice”) within ten (10) days after the later of (a) the Closing as defined in Section 4.1, or (b) the date on which such Eligible Investor becomes aware of the Prohibited Transfer or the terms thereof, require such Seller to purchase from such Eligible Investor, for cash or such other consideration as the Seller received in the Prohibited Transfer or at the Closing, a number of shares of Stock (of the same class or type as Transferred in the Prohibited Transfer or at the Closing if such Eligible Investor then owns Stock of such class or type; otherwise of Preferred Stock or Common Stock) having a purchase price equal to the aggregate purchase price that the Eligible Investor would have received in the closing of such Prohibited Transfer if such Eligible Investor had elected to exercise its Right of Co-Sale with respect thereto or in the Closing if the Proposed Transferee had been willing to purchase the Stock of the Eligible Investor. The closing of such sale to the Seller will occur within ten (10) days after the date of such Eligible Investor’s Put Notice to such Seller.

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7. Restrictive Legend and Stop-Transfer Orders.

7.1 Legend. Each Seller understands and agrees that the Company will cause the legend set forth below, or a legend substantially equivalent thereto, to be placed upon any certificate(s) or other documents or instruments evidencing ownership of Stock by the Seller:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO AND MAY ONLY BE SOLD, DISPOSED OF OR OTHERWISE TRANSFERRED IN COMPLIANCE WITH CERTAIN RIGHTS OF FIRST REFUSAL AND RIGHTS OF CO-SALE AS SET FORTH IN A RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT ENTERED INTO BY THE HOLDER OF THESE SHARES, THE COMPANY AND CERTAIN SHAREHOLDERS OF THE COMPANY. A COPY OF SUCH AGREEMENT IS ON FILE AT THE PRINCIPAL OFFICE OF THE COMPANY. SUCH RIGHTS OF FIRST REFUSAL AND RIGHTS OF CO-SALE ARE BINDING ON CERTAIN TRANSFEREES OF THESE SHARES.

7.2 Stop Transfer Instructions. In order to ensure compliance with the restrictions referred to herein, each Seller agrees that the Company may issue appropriate “stop transfer” certificates or instructions and that, if the Company Transfers its own securities, it may make appropriate notations to the same effect in its records.

7.3 Transfers. No securities shall be Transferred unless (i) such Transfer is made in compliance with applicable federal and state securities laws and (ii) prior to such Transfer, the transferee or transferees sign a counterpart to this Agreement pursuant to which it or they agree to be bound by the terms of this Agreement. The Company shall not be required (x) to transfer on its books any shares that shall have been sold or Transferred in violation of any of the provisions of this Agreement or (y) to treat as the owner of such shares or to accord the right to vote as such owner or to pay dividends to any transferee to whom such shares shall have been so Transferred.

8. Termination and Waiver.

8.1 Termination. The Eligible Investors’ Right of First Refusal and Right of Co-Sale will terminate upon the earliest to occur of (i) the filing of a registration statement pursuant to an IPO, (ii) the date on which this Agreement is terminated by a writing executed by holders of at least a majority of the shares of outstanding Common Stock on an as-converted basis then held by the Eligible Investors (on an as converted to common basis), (iii) the dissolution of the Company, or (iv) immediately prior to the effective date of a consolidation or merger with or into another corporation as a result of which the shareholders of the Company will own less than fifty percent (50%) of the outstanding stock of the surviving corporation. The Company’s Right of First Refusal will terminate upon the earliest to occur of (i) a written election of the Company pursuant to an action by the Board of Directors or (ii) the occurrence of any of (i), (iii) or (iv) in the preceding sentence.

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8.2 Waiver. Any waiver by a party of its rights hereunder will be effective only if evidenced by a written instrument executed by such party or its authorized representative; provided that one or more Eligible Investors holding at least a majority of the shares held by all Eligible Investors may waive in writing any of the rights of all Eligible Investors hereunder, either prospectively or retroactively.

9. Miscellaneous Provisions.

9.1 Notices. All notices and other communications required or permitted hereunder shall be in writing and shall be mailed by registered or certified mail, postage prepaid, sent by facsimile or electronic mail or otherwise delivered by hand or by messenger addressed:

(a) if to an Eligible Investor, at the Eligible Investor’s address, facsimile number or electronic mail address as shown in the Company’s records, as may be updated in accordance with the provisions hereof;

(b) if to any other holder of any Shares or the underlying Common Stock, at such address, facsimile number or electronic mail address as shown in the Company’s records, or, until any such holder so furnishes an address, facsimile number or electronic mail address to the Company, then to and at the address of the last holder of such Shares or underlying Common Stock for which the Company has contact information in its records; or

(c) if to the Company, one copy should be sent to its address or facsimile number and addressed to the attention of the President, or at such other address or facsimile number as the Company shall have furnished to the Eligible Investors, with a copy to Moulton | Moore LLP, 2431 Main Street, Suite C, Santa Monica, CA 90405, Fax: (310) 399-0925, e-Mail: mike@moultonmoore.com and tim@moultonmoore.com.

Each such notice or other communication shall for all purposes of this Agreement be treated as effective or having been given when delivered if delivered personally, or, if sent by mail, at the earlier of its receipt or 72 hours after the same has been deposited in a regularly maintained receptacle for the deposit of the United States mail, addressed and mailed as aforesaid or, if sent by facsimile, upon confirmation of facsimile transfer or, if sent by electronic mail, upon confirmation of delivery when directed to the electronic mail address set forth on Exhibit A.

9.2 Successors and Assigns. This Agreement, and any and all rights, duties and obligations hereunder, shall not be assigned, transferred, delegated or sublicensed by any Eligible Investor without the prior written consent of the Company. Any attempt by an Eligible Investor without such permission to assign, transfer, delegate or sublicense any rights, duties or obligations that arise under this Agreement shall be void. Subject to the foregoing and except as otherwise provided herein, the provisions of this Agreement shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties. Any Permitted Transferee of a Seller who is required to become a party hereto will be considered a “Seller” for purposes of this Agreement.

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9.3 Severability. Unless otherwise expressly provided herein, the rights of the Investors hereunder are several rights, not rights jointly held with any of the other Eligible Investors. In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect without said provision, and the parties agree to negotiate, in good faith, a legal and enforceable substitute provision which most nearly effects the parties’ intent in entering into this Agreement.

9.4 Amendment. Except as expressly provided herein, neither this Agreement nor any term hereof may be amended, waived, discharged or terminated other than by a written instrument referencing this Agreement and signed by (i) the Company, (ii) the Key Holders and (iii) the Eligible Investors holding a majority of the shares of outstanding Common Stock on an as-converted basis; provided that Eligible Investors purchasing shares in a Closing after the Initial Closing (as that term is defined in the Series A Preferred Stock Purchase Agreement) may become parties to this Agreement and be deemed an “Eligible Investor” hereunder without any amendment of this Agreement pursuant to this paragraph or any consent or approval of any other Eligible Investor by executing and delivering an additional counterpart signature page to this Agreement; and provided, further, that if any amendment, waiver, discharge or termination operates in a manner that treats any Eligible Investor different from other Eligible Investors, the consent of such Eligible Investor shall also be required for such amendment, waiver, discharge or termination. Any such amendment, waiver, discharge or termination effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities have been converted or exchanged or for which such securities have been exercised) and each future holder of all such securities.

9.5 Continuity of Other Restrictions. Any Shares not purchased by the Company or any Eligible Investor under their Right of First Refusal hereunder will continue to be subject to all other restrictions imposed upon such Shares by law, including any restrictions imposed under the Company’s Amended and Restated Articles of Incorporation (“Articles”) or Bylaws, or by agreement.

9.6 Governing Law. This Agreement shall be governed in all respects by the internal laws of the State of Delaware as applied to agreements entered into among Delaware residents to be performed entirely within Delaware, without regard to principles of conflicts of law.

9.7 Obligation of Company: Binding Nature of Exercise. The Company agrees to use its commercially reasonable efforts to enforce the terms of this Agreement, to inform the Eligible Investors of any breach hereof (to the extent the Company has knowledge thereof) and to assist the Eligible Investors in the exercise of its rights and the performance of its obligations hereunder. Any exercise of the Right of First Refusal or Right of Co-Sale will be binding upon the party so exercising, and may not be withdrawn without the written consent of the Company or the Seller as to whom it is given, as the case may be, except that such exercise may be withdrawn unilaterally by the exercising party if there is any legal prohibition as to a party’s consummation of its purchase or sale hereunder.

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9.8 Specific Performance. The rights of the parties under this Agreement are unique and, accordingly, the parties shall, in addition to such other remedies as may be available to any of them at law or in equity, have the right to enforce their rights hereunder by actions for specific performance to the extent permitted by law.

9.9 Counterparts. This Agreement may be executed in any number of counterparts, each of which, when so executed and delivered, will be deemed an original, and all such counterparts together will constitute one and the same instrument.

9.10 Further Assurances. Each party hereby agrees to execute and deliver all such further instruments and documents and take all such other actions as the other party may reasonably request in order to carry out the intent and purposes of this Agreement.

9.11 Conflict. In the event of any conflict between the terms of this Agreement and the Company’s Articles or its Bylaws, the terms of the Company’s Articles or its Bylaws, as the case may be, will control; provided, however, that in the event of any conflict between the Right of First Refusal and the Right of Co-Sale with respect to a Seller and any right of first refusal set forth in the Company’s Bylaws that may apply to a Seller, the terms of this Agreement will control. In the event of any conflict between the terms of this Agreement and any other agreement to which a Key Holder is a party or by which such Key Holder is bound, the terms of this Agreement will control. In the event of any conflict between the Company’s books and records and this Agreement or any notice delivered hereunder, the Company’s books and records will control absent fraud or error.

9.12 Attorney’s Fees. In the event that any suit or action is instituted to enforce any provision in this Agreement, the prevailing party in such dispute shall be entitled to recover from the losing party all fees, costs and expenses of enforcing any right of such prevailing party under or with respect to this Agreement, including without limitation, such reasonable fees and expenses of attorneys and accountants, which shall include, without limitation, all fees, costs and expenses of appeals.

9.13 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement. All references in this Agreement to sections, paragraphs, exhibits and schedules shall, unless otherwise provided, refer to sections and paragraphs hereof and exhibits and schedules attached hereto.

9.14 Entire Agreement. This Agreement, the other Agreements and the exhibits and schedules thereto constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof, and no party shall be liable or bound to any other party in any manner with regard to the subjects hereof or thereof by any warranties, representations or covenants except as specifically set forth herein or therein.

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9.15 Delays or Omissions. Except as expressly provided herein, no delay or omission to exercise any right, power or remedy accruing to any party to this Agreement upon any breach or default of any other party under this Agreement shall impair any such right, power or remedy of such non-defaulting party, nor shall it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring, nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party to this Agreement, shall be cumulative and not alternative.

9.16 Telecopy Execution and Delivery. A facsimile, telecopy or other reproduction of this Agreement may be executed by one or more parties hereto, and an executed copy of this Agreement may be delivered by one or more parties hereto by facsimile or similar electronic transmission device pursuant to which the signature of or on behalf of such party can be seen, and such execution and delivery shall be considered valid, binding and effective for all purposes. At the request of any party hereto, all parties hereto agree to execute an original of this Agreement as well as any facsimile, telecopy or other reproduction hereof.

9.17 Jurisdiction; Venue. With respect to any disputes arising out of or related to this Agreement, the parties consent to the exclusive jurisdiction of, and venue in, the state courts in Los Angeles County in the State of California (or in the event of exclusive federal jurisdiction, the courts of the Central District of California).

9.18 Ownership. The Key Holder represents and warrants that he is the sole legal and beneficial owner of those shares of Stock he currently holds subject to the Agreement and that no other person has any interest (other than a community property interest) in such shares.

9.19 Further Assurances. Each party hereto agrees to execute and deliver, by the proper exercise of its corporate, limited liability company, partnership or other powers, all such other and additional instruments and documents and do all such other acts and things as may be necessary to more fully effectuate this Agreement.

9.20 Additional Key Holders. In the event that after the date of this Agreement, the Company issues shares of Common Stock, or options to purchase Common Stock, to any employee or consultant, which shares or options would collectively constitute with respect to such employee or consultant (taking into account all shares of Common Stock, options and other purchase rights held by such employee or consultant) one percent (1%) or more of the Company’s then outstanding Common Stock (treating for this purpose all shares of Common Stock issuable upon exercise of or conversion of outstanding options, warrants or convertible securities, as if exercised or converted), the Company shall, as a condition to such issuance, cause such employee or consultant to execute an Adoption Agreement in the form attached hereto as Exhibit C, agreeing to be bound by and subject to the terms of this Agreement as a Key Holder and such person shall thereby be bound by, and subject to, all the terms and provisions of this Agreement applicable to a Key Holder.

9.21 Consent of Spouse. If any Key Holder is married on the date of this Agreement, such Key Holder’s spouse shall execute and deliver to the Company a consent of spouse in the form of Exhibit D hereto (“Consent of Spouse”), effective on the date hereof. Notwithstanding the execution and delivery thereof, such consent shall not be deemed to confer or convey to the spouse any rights in such Key Holder’s shares of Offered Stock that do not otherwise exist by operation of law or the agreement of the parties. If any Key Holder should marry or remarry subsequent to the date of this Agreement, such Key Holder shall within thirty (30) days thereafter obtain his/her new spouse’s acknowledgement of and consent to the existence and binding effect of all restrictions contained in this Agreement by causing such spouse to execute and deliver a Consent of Spouse acknowledging the restrictions and obligations contained in this Agreement and agreeing and consenting to the same.

[SIGNATURE PAGE FOLLOWS]

11

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the day and year first above written.

COMPANY:

NEW MEDIA TRADER, INC.

By:	/s/ Chad Sahley
Chad Sahley
Chairman of the Board

KEY HOLDERS:

/s/ Chad Sahley
Chad Sahley

Sam Michie

SIGNATURE PAGE TO

RIGHT OF FIRST REFUSAL &
CO-SALE AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Agreement of the day and year first above written.

COMPANY:

NEW MEDIA TRADER, INC.

By:
Chad Sahley
Chairman of the Board

KEY HOLDERS:

Chad Sahley

/s/ Sam Michie
Sam Michie

SIGNATURE PAGE TO

RIGHT OF FIRST REFUSAL &
CO-SALE AGREEMENT

OMNIBUS INVESTOR SIGNATURE PAGE TO

NEW MEDIA TRADER, INC.

RIGHT OF FIRST REFUSAL AND CO-SALE AGREEMENT

The undersigned, in its capacity as an Investor, hereby executes and delivers the Right of First Refusal and Co-Sale Agreement (the “Agreement”) to which this signature page is attached and agrees to be bound by the Agreement on the date set forth on the first page of the Agreement. This counterpart signature page, together with all counterparts of the Agreement and signature pages of the other parties named therein, shall constitute one and the same instrument in accordance with the terms of the Agreement.

INDIVIDUALS	ENTITIES

Chad Sahley
Print Name of Investor		Print Name of Investor

/s/ Chad Sahley	By
Signature		Signature
Name:

Titel:

Mailing Address:	Telephone No:

2263 Hollowpark Court	Facsimile No:
Thousand Oaks, CA 91362
Email Address:

EXHIBIT A

INVESTORS

SERIES A PREFERRED

Daniel E. Zappin

Chad Sahley

Shay Carl Butler

Paul Ballon

Fran Salomita

Adam Green

Peter Gould

Matt Clawson

Ronald G. Erickson II

EXHIBIT B

KEY HOLDERS

Chad Sahley

Sam Michie

EXHIBIT C

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed on _____________________ , 20__, by the undersigned (the “Holder”) pursuant to the terms of that certain Right of First Refusal and Co-Sale Agreement dated as of July 12, 2014 (the “Agreement”), by and among the Company and certain of its stockholders, as such Agreement may be amended or amended and restated hereafter. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Holder agrees as follows.

1.1 Acknowledgement. Holder acknowledges that Holder is acquiring certain shares of the capital stock of the Company (the “Stock”) or options, warrants or other rights to purchase such Stock (the “Options”), for one of the following reasons (Check the correct box):

☐ as a transferee of shares from a party in such party’s capacity as a “Investor” bound by the Agreement, and after such transfer, Holder shall be considered an “Investor” for all purposes of the Agreement.

☐ as a transferee of shares from a party in such party’s capacity as a “Key Holder” bound by the Agreement, and after such transfer, Holder shall be considered a “Key Holder” and a “Stockholder” for all purposes of the Agreement.

☐ as an additional “Key Holder” in accordance with Section 9.20 of the Agreement, in which case Holder will be a “Key Holder” for all purposes of the Agreement.

1.2 Agreement. Holder hereby (a) agrees that the Stock [Options], and any other shares of capital stock or securities required by the Agreement to be bound thereby, shall be bound by and subject to the terms of the Agreement and (b) adopts the Agreement with the same force and effect as if Holder were originally a party thereto.

1.3 Notice. Any notice required or permitted by the Agreement shall be given to Holder at the address or e-mail address listed below Holder’s signature hereto.

HOLDER:	ACCEPTED AND AGREED:

By:	New Media Trader, Inc.

Name:	By:

Title:	Name:

Address:	Title:

E-Mail:

EXHIBIT D

CONSENT OF SPOUSE

I, Elizabeth Sahley, spouse of Chadwick Sahley acknowledge that I have read the Right of First Refusal and Co-Sale Agreement, dated as of July 12, 2014, to which this Consent is attached as Exhibit D (the “Agreement”), and that I know the contents of the Agreement. I am aware that the Agreement contains provisions regarding certain rights to certain other holders of capital stock of the Company upon a proposed Transfer of shares of Offered Stock of the Company which my spouse may own including any interest I might have therein.

I hereby agree that my interest, if any, in any shares of Offered Stock of the Company subject to the Agreement shall be irrevocably bound by the Agreement and further understand and agree that any community property interest I may have in such shares of Transfer Stock of the Company shall be similarly bound by the Agreement.

I am aware that the legal, financial and related matters contained in the Agreement are complex and that I am free to seek independent professional guidance or counsel with respect to this Consent. I have either sought such guidance or counsel or determined after reviewing the Agreement carefully that I will waive such right.

Date as of the 12 day of July, 2014

/s/ Elizabeth Sahley
Signature

Elizabeth Sahley
Print Name